Exhibit (a)(5)(ii)

Cazoo Launches Exchange Offer Relating to Existing Convertible Notes

London and New York, November 3, 2023 — Cazoo Group Ltd (NYSE: CZOO) (“Cazoo” or “the Company”), the UK’s leading independent online car retailer, which makes buying and selling a car as simple as ordering any other product online, announced today that it is offering holders of its existing convertible notes the opportunity to exchange their convertible notes and receive new secured notes and Class A ordinary shares of the Company. Holders of 85% of the Company’s convertible notes have already committed to participate in this transaction.

The Company is making an offer to the holders of all $630 million aggregate principal amount of the Company’s 2% Convertible Senior Notes due 2027 (the “Convertible Notes”) issued pursuant to the indenture (the “2022 Indenture”) dated as of February 16, 2022, between the Company, as issuer, and U.S. Bank Trust Company, National Association, as trustee (the “Convertible Notes Trustee”). The Company is offering to exchange, upon the terms and subject to the conditions set forth in the exchange offer memorandum dated November 3, 2023 (the “Offering Memorandum”), any and all Convertible Notes (including any accrued and unpaid interest up to but not including the Closing Date (as defined herein)) for (i) a pro rata portion of US$200 million aggregate principal amount of 4.00%/2.00% Cash/Payment-in-Kind Toggle Senior Secured Notes due 2027 (the “New Notes”) and (ii) a pro rata portion of Cazoo’s Class A ordinary shares (the “New Shares” and, together with the New Notes, the “Offered Securities”) which will represent 92% of the total Class A ordinary shares outstanding immediately after giving effect to the exchange offer (the “Exchange Offer”).

The New Notes will be issued by Cazoo Group Ltd and will be guaranteed by all of the Company’s existing subsidiaries organized in the United Kingdom (the “New Notes Guarantors”). The New Notes will be secured, subject to certain agreed security principles and customary limitations and exceptions, by (a) a first priority fixed charge over the Company’s bank accounts; (b) a first priority assignment of all intragroup receivables owed to the Company; (c) a first priority fixed charge over all of the shares in Cazoo Holdings Limited granted by the Company; (d) a first priority fixed charge over each New Notes Guarantors’ bank accounts kept in England and Ireland, including at least one bank account of Cazoo Holdings Limited that shall hold a minimum balance of £50,000,000 at all times; (e) a first priority fixed charge over the shares in each New Notes Guarantor; (f) a first priority assignment of all intragroup receivables owed to each New Notes Guarantor; and (g) a first priority floating charge over the assets of each New Notes Guarantor, including intellectual property but excluding (among others) vehicles which secure or are subject to a negative pledge under floor plan facilities and transporter vehicles that secure or are subject to a negative pledge under arrangements used to finance such transporter vehicles (the “New Notes Collateral”). The New Notes will be issued pursuant to an indenture expected to be entered into with U.S. Bank Trust Company, National Association, as trustee, and GLAS Trust Corporation Limited, as security agent.

The New Notes will be the Company’s general senior obligations and (1) will rank equally in right of payment with any existing and future indebtedness of the Company that is not subordinated in right of payment to the New Notes; (2) will rank senior in right of payment to any existing and future indebtedness of the Company that is expressly subordinated in right of payment to the New Notes; (3) will rank senior to any existing and future unsecured indebtedness of the Company to the extent of the value of the property and assets which secure the New Notes; (4) will be effectively subordinated to any existing and future secured indebtedness of the Company and its subsidiaries that is secured by property or assets that do not secure the New Notes, to the extent of the value of the property and assets securing such indebtedness; and (5) will be structurally subordinated to any existing and future indebtedness of subsidiaries of the Company that do not guarantee the New Notes.

Interest on the New Notes will accrue at a rate of 6.00% per annum from the date of the issuance of the New Notes, with a minimum of 4.00% payable in cash and, at the option of the Company, up to 2.00% payable in kind.

The Company’s Class A ordinary shares are currently listed on the New York Stock Exchange under the symbol “CZOO”. On November 2, 2023, the last reported sale price of the Company’s Class A ordinary shares as reported on the New York Stock Exchange was $0.41 per Class A ordinary share.

The following table describes certain terms of the Exchange Offer:

Title of Existing Notes	CUSIP Number(1)	Principal Amount Outstanding	Consideration per $1,000 of Convertible Notes(2)	Total Consideration
2% Convertible Senior Notes due 2027	14986T AA3	$630,000,000	(1) $317.46 4.00%/2.00% Cash/Payment-in-Kind Toggle Senior Secured Notes due 2027 and (2) 7.08 Class A ordinary shares(3)	(1) $ 200,000,000 4.00%/2.00% Cash/Payment-in-Kind Toggle Senior Secured Notes due 2027 and (2) 4,465,799 Class A ordinary shares(3)

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(1)      No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this communication or printed on the Convertible Notes. CUSIPs are provided solely for convenience.

(2)      Consideration in the form of Offered Securities per $1,000 principal amount of Convertible Notes that are validly tendered and accepted for exchange (including any accrued and unpaid interest up to but not including the Closing Date (as defined herein) and Additional Amounts (as defined in the 2022 Indenture), subject to any rounding as described herein.

(3)      Illustrative calculation using the number of Class A ordinary shares issued and outstanding as of September 22, 2023 of 38,833,034 Class A ordinary shares to represent the 8% of the total Class A ordinary shares outstanding immediately after giving effect to the Exchange Offer held by existing shareholders, resulting in 446,579,891 Class A ordinary shares to be issued to holders of the Convertible Notes as Offered Securities, representing 92% of the total Class A ordinary shares outstanding immediately after giving effect to the Exchange Offer. After applying the 1-to-100 ratio to be used in the reverse stock split that is a part of the Transactions (as defined below), the total number of Class A ordinary shares to be issued to holders of the Convertible Notes as Offered Securities amounts to 4,465,799 Class A ordinary shares. The actual number of Class A ordinary shares to be issued in connection with the Exchange Offer will depend on the number of Class A ordinary shares issued and outstanding following the Reverse Stock Split immediately prior to the Closing Date.

The Exchange Offer will expire at 11:59 p.m., New York City time, on December 4, 2023, unless extended or earlier terminated by the Company (such date and time, as they may be extended, the “Expiration Deadline”). To be eligible to receive the Offered Securities, holders of Convertible Notes must validly tender their Convertible Notes at or prior to 11:59 p.m., New York City time, on December 4, 2023, unless extended by the Company. Tenders of Convertible Notes may be validly withdrawn at any time at or prior to the Expiration Deadline, except as such Expiration Deadline may be extended by the Company (such date and time, as they may be extended, the “Withdrawal Deadline”).

The obligation of the Company to complete the Exchange Offer is subject to certain conditions, including the receipt of Convertible Notes validly tendered (and not validly withdrawn) prior to the Expiration Deadline representing not less than 100% of the aggregate principal amount of Convertible Notes outstanding (the “Minimum Exchange Condition”). The Exchange Offer may be amended or extended at any time prior to the Expiration Deadline and for any reason, including if any of the conditions of the Exchange Offer are not satisfied or waived by the Expiration Deadline, subject to applicable law and the Transaction Support Agreement (as defined below).

The Convertible Notes may be tendered and will be accepted for payment only in principal amounts equal to the minimum denomination of US$1,000 and integral multiples of US$1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. The New Notes will be issued in a minimum denomination of US$1,000 and integral multiples of US$1 in excess thereof. In addition, no fractional Class A ordinary shares will be issued in connection with the Exchange Offer. If, under the terms of the Exchange Offer, (1) any tendering holder of Convertible Notes is entitled to receive New Notes in a principal amount that is not a permitted denomination, the principal amount of the New Notes will be rounded down to the nearest permitted denomination and no cash will be paid for fractional New Notes not received as a result of such rounding down and (2) any tendering holder of Convertible Notes is entitled to receive fractional amounts of New Shares, the amount of the New Shares will be rounded down to the nearest Class A ordinary share and no cash will be paid for fractional New Shares not received as a result of such rounding down.

The closing date for the Exchange Offer will occur promptly after the Expiration Deadline (the “Closing Date”). The Convertible Notes that are validly tendered (and not validly withdrawn) prior to the Expiration Deadline in exchange for the Offered Securities, will be retired and cancelled on or around the Closing Date and cannot be reissued. Upon such retirement and cancellation, the 2022 Indenture will be discharged and any claims under the Convertible Notes will be released in consideration for the Offered Securities. On the Closing Date, the New Notes and New Shares will be issued by the Company in exchange for the Convertible Notes which are tendered for exchange and accepted by the Company on the Closing Date in the amount and manner described in the Offering Memorandum. On the Closing Date, (1) the New Notes due to such holders pursuant to the terms hereof will be delivered to accounts specified by such holders through DTC and (2) the New Shares due to such holder will be delivered to accounts of such holders established by the Company’s transfer agent, Equiniti Trust Company.

This Exchange Offer is being made in accordance with the terms of a Transaction Support Agreement dated September 20, 2023, as amended on November 3, 2023 (the “Transaction Support Agreement”) among the Company, certain of its subsidiaries, certain holders of Convertible Notes, who, together with the holders of Convertible Notes who signed joinder agreements to the Transaction Support Agreement as of the date of the Offering Memorandum, hold 85% of the aggregate outstanding principal amount of the Convertible Notes (the “Consenting Noteholders”) and certain holders of our Class A ordinary shares (together with the shareholders who signed joinder agreements to the Transaction Support Agreement as of the date of the Offering Memorandum, the “Consenting Equityholders” and, together with the Consenting Noteholders, the “Consenting Stakeholders”). Subject to the terms and conditions set forth in the Transaction Support Agreement, the Consenting Noteholders have agreed to tender their Convertible Notes in the Exchange Offer prior to the Expiration Deadline.

The Exchange Offer is one of a series of transactions being implemented by the Company pursuant to the Transaction Support Agreement, which include (i) the Exchange Offer, (ii) the issuance of three tranches of new warrants to our existing shareholders, (iii) the replacement of the existing board of directors with a new seven-person board of directors on or after the closing date of the Transactions (as defined below), with six members chosen by the holders of our Convertible Notes, (iv) a reverse stock split, (v) an increase in our authorized share capital, (vi) amendments to our amended and restated articles of association and (vii) the solicitation of shareholder approval of the Exchange Offer, the issuance of the new warrants, the change in the board, the reverse stock split, the increase in our authorized share capital, amendments to our amended and restated articles of association and the Transaction Support Agreement and the transactions contemplated thereby (collectively, the ”Transactions”).

If the Exchange Offer is not completed due to failure to satisfy the Minimum Exchange Condition, the Company will implement the Exchange Offer through an English restructuring plan or scheme of arrangement rather than through this Exchange Offer (a “Scheme Transaction”). Pursuant to a Scheme Transaction, if approved by the requisite majorities (which are more than 75% by value of the Convertible Notes who vote in the case of a restructuring plan and more than 75% by value of the Convertible Notes and more than 50% by number of the holders of the Convertible Notes who vote in the case of a scheme of arrangement) and then sanctioned by an English court, the Company would be authorized by the court to exchange the Convertible Notes for the New Notes and the New Shares. The Consenting Noteholders own 85% of the aggregate principal amount of the Convertible Notes outstanding as of the date of the Offering Memorandum and have agreed to vote in favor of a Scheme Transaction, subject to the terms of the Transaction Support Agreement. Accordingly, the approval of the Consenting Noteholders suffices to implement a Scheme Transaction. As a result, if holders of the Convertible Notes do not tender their Convertible Notes in the Exchange Offer or if the Exchange Offer is not completed due to the failure to satisfy the Minimum Exchange Condition, holders of Convertible Notes, subject to the sanction of the English court, will likely still be exchanged into the Offered Securities pursuant to a Scheme Transaction.

In connection with any Scheme Transaction, holders of the Convertible Notes will receive their pro rata portion of up to $180 million of the New Notes. In addition, in connection with any Scheme Transaction, only holders of the Convertible Notes who are a party to the Transaction Support Agreement, who execute a joinder and become a party to the Transaction Support Agreement or who become a party to an alternative agreement (an “Alternative Tender Agreement”) with the Company to tender (or cause to be tendered) and not withdraw such holder’s Convertible Notes in the Exchange Offer in accordance with the Offering Memorandum on or prior to November 17, 2023 (the “Scheme Incentive Deadline”) (together, the “Scheme Incentive Noteholders”) will receive a pro rata portion of the remaining $20 million of the New Notes (the “Scheme Transaction Incentive”) while holders of the Convertible Notes who are not Scheme Incentive Noteholders will not receive any portion of the remaining $20 million of the New Notes.

As a result, in connection with any Scheme Transaction, if the Scheme Incentive Noteholders comprise less than all of the holders of the Convertible Notes, the aggregate principal amount of the New Notes would be less than $200 million. For the avoidance of doubt, the Scheme Transaction Incentive will not apply if the Exchange Offer is completed in accordance with its terms, including if 100% of the holders of the Convertible Notes become a party to the Transaction Support Agreement or an Alternative Tender Agreement prior to the Scheme Incentive Deadline.

To become a party to the Transaction Support Agreement, holders of the Convertible Notes are requested to submit a validly completed executed joinder to the Transaction Support Agreement in the form attached as Appendix V to the Offering Memorandum to the Company at legal@cazoo.co.uk. To enter into an Alternative Tender Agreement, holders of the Convertible Notes are requested to submit a validly completed executed Alternative Tender Agreement in the form attached as Appendix VI to the Offering Memorandum to the Company at legal@cazoo.co.uk.

The Company has not registered the Offered Securities under the United States Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state of the United States. The Offered Securities may not be offered or sold absent registration except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Offered Securities are being offered only (1) inside the United States in accordance with Section 4(a)(2) of the Securities Act to (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”) and (ii) institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act) (“IAIs”), and (2) outside the United States, to persons other than “U.S. persons” as defined in Rule 902 under the Securities Act in compliance with Regulation S under the Securities Act (collectively, “Regulation S Holders”).

Requests for the Offering Memorandum and other documents relating to the Exchange Offer may be directed to U.S. Bank Trust Company, National Association, the exchange agent and information agent for the Exchange Offer, toll free at (800) 934-6802.

None of the Company, any of its subsidiaries or affiliates, or any of their respective officers, boards of directors, members or managers, the exchange agent, the information agent, Convertible Notes Trustee or the trustee of the New Notes is making any recommendation as to whether holders of Convertible Notes should tender any Convertible Notes in response to the Exchange Offer, and no one has been authorized by any of them to make such a recommendation.

About Cazoo — www.cazoo.co.uk

Our mission is to transform the car buying and selling experience across the UK by providing better selection, value, transparency, convenience and peace of mind. Our aim is to make buying or selling a car no different to ordering any other product online, where consumers can simply and seamlessly buy, sell or finance a car entirely online for delivery or collection in as little as 72 hours.

Important Additional Information

This communication is not an offer to purchase nor a solicitation of an offer to sell any securities. In connection with the commencement of the Exchange Offer, the Company will file with the SEC a tender offer statement on Schedule TO. The Exchange Offer will be made only pursuant to the Offering Memorandum and related tender offer documents filed as part of the Schedule TO with the SEC upon commencement of the Exchange Offer. You are strongly advised to read the tender offer statement (including the Offering Memorandum and related tender offer documents) that will be filed by the Company with the SEC in its entirety when it becomes available, because it will contain important information, including the terms and conditions of the Exchange Offer. These documents will be made available at no charge on the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Cazoo by requesting them by mail at 41 Chalton Street, London NW1 1JD, United Kingdom.

No Offer

This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This communication contains forward-looking statements that are based on Cazoo’s current expectations, estimates and projections. The safe harbor provisions for forward-looking statements contained in the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”) do not apply to any forward-looking statements that we make in connection with the Exchange Offer, including forward-looking statements in this communication. The expectations, estimates, and projections of the business of Cazoo may differ from its actual results and, consequently, you should not rely on forward-looking statements as predictions of future events. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (1) the implementation of and expected benefits from our business realignment plan, the wind-down of operations in mainland Europe, the five-year plan (which extends the revised 2023 plan to 2027), and other cost-saving initiatives; (2) reaching and maintaining profitability in the future; (3) global inflation and cost increases for labor, fuel, materials and services; (4) geopolitical and macroeconomic conditions and their impact on prices for goods and services and on consumer discretionary spending; (5) having access to suitable and sufficient vehicle inventory for resale to customers and reconditioning and selling inventory expeditiously and efficiently; (6) availability of credit for vehicle and other financing and the affordability of interest rates; (7) increasing Cazoo’s service offerings and price optimization; (8) effectively promoting Cazoo’s brand and increasing brand awareness; (9) expanding Cazoo’s product offerings and introducing additional products and services; (10) enhancing future operating and financial results; (11) achieving our long-term growth goals; (12) acquiring and integrating other companies; (13) acquiring and protecting intellectual property; (14) attracting, training and retaining key personnel; (15) complying with laws and regulations applicable to Cazoo’s business; (16) our inability to consummate the Transactions contemplated by the Transaction Support Agreement as scheduled or at all; (17) the volatility of the trading price of our Class A ordinary shares, which may increase as a result of the issuance of the New Equity and New Warrants pursuant to the Transaction Support Agreement; (18) the Company’s ability to regain compliance with the continued listing standards of the NYSE within the applicable cure period; (19) the Company’s ability to continue to comply with applicable listing standards of the NYSE; and (20) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Annual Report on Form 20-F filed with the SEC by Cazoo Group Ltd on March 30, 2023 and in subsequent filings with the SEC. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the disclosure included in other documents filed by Cazoo from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements. Cazoo gives no assurance that it will achieve its expectations.

Contacts

Investor Relations:

Cazoo: Anna Gavrilova, Head of Investor Relations, investors@cazoo.co.uk
ICR: cazoo@icrinc.com

Media:

Cazoo: Peter Bancroft, Interim Communications Director, press@cazoo.co.uk
Brunswick: Simone Selzer +44 20 7404 5959 / cazoo@brunswickgroup.com